Exhibit 99.01

DexCom Inc. Reports Second Quarter 2008 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-August 5, 2008) - DexCom, Inc. (Nasdaq:DXCM) today reported its unaudited financial results for the quarter ended June 30, 2008.

Product revenue grew to $1.9 million for the second quarter of 2008, an increase of 125% from the $0.9 million in product revenue reported for the second quarter of 2007, and an increase of approximately 6% from the $1.8 million reported for the first quarter of 2008. Total second quarter 2008 revenue, which included development grant revenue, was $2.0 million, an increase of 130% from the same quarter in 2007, and approximately 6% from the first quarter of 2008. The company reported a net loss of $14.1 million or $0.48 per share for the second quarter of 2008, up from $11.3 million or $0.40 per share for the second quarter of 2007. The net loss for the second quarter of 2008 included $2.8 million in non-cash expenses, centered primarily in share-based compensation.

Cost of sales totaled $3.4 million for the second quarter of 2008, compared to $2.9 million for the second quarter in 2007. The increase was due to additional product sales and development expenses relating to a development agreement entered into during the first quarter of 2008. Research and development expense increased by approximately $0.8 million to $4.8 million for the second quarter of 2008, compared to $4.0 million for the second quarter of 2007. Changes in research and development expense included higher clinical trial, facility, and development costs. Selling, general and administrative expense increased by approximately $1.8 million to $7.2 million for the second quarter of 2008, compared to $5.5 million for the second quarter of 2007, with the change primarily due to additional sales and marketing costs, including increased share-based compensation. As of June 30, 2008, the Company had $43.3 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 211-7360 (US/Canada) or (913) 312-4373 (International) and use the participant code “5209514” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending June 30, 2008, as filed with the Securities and Exchange Commission on August 5, 2008.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Balance Sheets

(In thousands – except per share data)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$4,963	$23,115
Short-term marketable securities, available-for-sale	32,896	41,208
Accounts receivable, net	568	215
Inventory	2,771	1,139
Prepaid and other current assets	1,757	1,614

Total current assets	42,955	67,291
Property and equipment, net	6,543	6,649
Restricted cash	5,408	914
Other assets	2,147	2,405

Total assets	$57,053	$77,259

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,736	$4,535
Accrued payroll and related expenses	2,431	2,537
Current portion of long-term debt	2,275	1,375
Current portion of deferred revenue	167	—

Total current liabilities	8,609	8,447
Long-term portion of deferred revenue	254	—
Other liabilities	679	666
Long-term debt, net of current portion	62,219	61,031

Total liabilities	71,761	70,144
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 29,912 and 29,635 issued and outstanding at June 30, 2008; 28,778 and 28,624 shares issued and outstanding at December 31, 2007	30	29
Additional paid-in capital	188,605	183,325
Accumulated other comprehensive income	(45)	13
Accumulated deficit	(203,298)	(176,252)

Total stockholders’ (deficit) equity	(14,708)	7,115

Total liabilities and stockholders’ (deficit) equity	$57,053	$77,259

DexCom, Inc.

Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Product revenue	$1,940	$863	$3,764	$1,875
Development grant revenue	42	—	80	—

Total revenue	1,982	863	3,844	1,875
Product cost of sales	3,144	2,906	6,256	5,968
Development cost of sales	249	—	379	—

Total cost of sales	3,393	2,906	6,635	5,968

Gross margin	(1,411)	(2,043)	(2,791)	(4,093)
Operating expenses
Research and development	4,797	4,028	9,640	8,063
Selling, general and administrative	7,247	5,469	13,668	10,840

Total operating expenses	12,044	9,497	23,308	18,903
Operating loss	(13,455)	(11,540)	(26,099)	(22,996)
Interest income	307	1,126	872	1,918
Interest expense	(926)	(922)	(1,819)	(1,187)

Net loss	($14,074)	($11,336)	($27,046)	($22,265)

Basic and diluted net loss per share	($0.48)	($0.40)	($0.92)	($0.79)

Shares used to compute basic and diluted net loss per share	29,387	28,299	29,308	28,261